Exhibit 99.1
Carmike Cinemas, Inc. Announces Delayed Form 10-K Filing
COLUMBUS, GA — (MARKET WIRE) — 03/24/2006 — On March 15, 2006, Carmike Cinemas, Inc. (NASDAQ: CKEC) filed a Form 12b-25 with the Securities and Exchange Commission relating to the delayed filing of its Form 10-K for the year ended December 31, 2005. The company has now determined that it does not expect to file its Form 10-K by the extended March 31, 2006 deadline. The company is finalizing its review of certain technical accounting issues previously disclosed, including the application of FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations,” and the impact of certain lease modifications. In addition, in connection with its ongoing review, the company has determined that certain leases may not have been properly classified for accounting purposes. Specifically, management is reviewing approximately 35 leases entered between 1985 to 1999 that have been classified as capital leases. Management is reviewing and analyzing whether these leases should have been classified as operating leases or “long term financing obligations” under EITF 97-10, including any resulting financial statement impact, and whether, with respect to any capital leases, any increase or decrease in existing capital assets or obligations is appropriate. Management is working closely with the Board’s Audit Committee in connection with this ongoing review. In addition, Carmike’s external accounting advisers are working with management in its analysis of these lease accounting issues. Carmike is also working with its independent registered public accounting firm to resolve these issues.
Management currently believes that any potential changes due to the lease accounting issues will not have a material impact on the cash flows of the business. However, due to the highly technical nature of the lease accounting issues and management’s ongoing review of certain other accounting issues noted above, there can be no assurance as to the ultimate accounting impact. The resolution of these issues could require Carmike to restate financial statements for certain prior periods.
In addition, Carmike’s evaluation of internal control over financial reporting as of December 31, 2005 is not yet complete. As the company completes its evaluation of internal control over financial reporting, control deficiencies may be identified and those control deficiencies may represent one or more material weaknesses. The existence of one or more material weaknesses precludes a conclusion by management that the company’s internal control over financial reporting was effective at December 31, 2005.
The company has been in contact with the administrative agent under its credit agreement. Management is seeking a waiver to provide the company a reasonable period to determine any necessary financial statement adjustments and provide year-end financial statements to the lenders as required, however there can be no assurance that such waiver shall be granted.
“We appreciate the patience and understanding our stockholders have given the company during this delay. We continue to work diligently with our audit committee, outside advisers and independent auditors to conclude our review as soon as practicable,” stated Martin A. Durant, Carmike’s Senior Vice President-Finance, Treasurer and Chief Financial Officer.
Carmike has also notified The Nasdaq Stock Market, Inc. that it will delay the filing of its Form 10-K for the year ended December 31, 2005. Nasdaq’s marketplace rules require that SEC filings be filed within the SEC’s filing deadlines. Failure to comply with these requirements can result in the commencement of delisting proceedings.
Carmike also announced that it will host a conference call today, March 24, 2006, at 5:00 PM Eastern to discuss this press release. There will be a live webcast available on our website at www.carmike.com under the Investor Relations heading.
Participant Dial-in Numbers:
U.S. Toll Free: 800-391-2548

Canadian Toll Free: 866-627-1646
International Toll: 302-709-8328
Verbal passcode (to be given to the operator) VD176167
A replay of the call will be available on our website one hour after the call.
This press release may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to the timely resolution of the accounting issues discussed above, our ability to obtain the necessary waivers from our lenders and our continued listing on the Nasdaq National Market. The risk factors discussed in our Form 10-K/A for the year ended December 31, 2004 under the heading “Risk Factors” are specifically incorporated by reference in this press release.
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is traded on the NASDAQ National Market under the ticker symbol “CKEC”. For more information visit Carmike’s website, www.carmike.com.
Company Contact:
Judy Russell
Director of Investor and Public Relations
706/576-2737
SOURCE: Carmike Cinemas, Inc.